Exhibit 99.2

AUTOBYTEL ANNOUNCES THAT

PRICEWATERHOUSECOOPERS LLP HAS RESIGNED

AS AUTOBYTEL’S INDEPENDENT ACCOUNTING FIRM

EFFECTIVE UPON THE FILING OF AUTOBYTEL’S FORM 10-Q FOR THE

QUARTER ENDING JUNE 30, 2006

Irvine, CA, June 15, 2006 – Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced that PricewaterhouseCoopers LLP (“PwC”) has resigned as Autobytel’s independent registered public accounting firm effective upon completion of its procedures on Autobytel’s unaudited interim financial statements as of June 30, 2006 and the Form 10-Q in which such interim financial statements will be included.

The resignation of PwC was not related to any disagreement between Autobytel and PwC.

Autobytel commenced the process of selecting an independent registered public accounting firm.

The reports of PwC on Autobytel’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL) is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites—Autobytel.com, Autoweb.com, CarSmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The Company’s innovative marketing, advertising, data and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program, Special Finance LeadsSM, and AIC data center, are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than twenty-seven million car buyers, generating billions of dollars in car sales for dealers.

Contact:

Autobytel Inc. Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362 (jenniferkl@autobytel.com)

Autobytel Inc. Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023 (melaniew@autobytel.com)